Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-33933, No. 33-35259, No. 33-38521, No. 33-76358, No. 33-51232, No. 33-69496, No. 333-15737, No. 333-40031, No. 333-59990, No. 333-69467, No. 333-81035, No. 333-67274 and No. 333-99247) and the Registration Statements on Form S-3 (No. 333-15741, No. 333-40043, No. 333-69469, No. 333-93285, No. 333-93289, No. 333-50192, No. 333-59992, No. 333-88128 and No. 333-99249) of Lattice Semiconductor Corporation of our report dated March 7, 2002, except as to the matter described in Note 2, as to which the date is November 21, 2002, relating to the financial statements of the FPGA business of Agere Systems Inc. included in this Form 8-K/A.

/s/ PRICEWATERHOUSECOOPERS LLP

Florham Park, New Jersey

December 17, 2002